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EXHIBIT 1

AGREEMENT TO MAKE A JOINT FILING.

Olivetti S.p.A. and Olivetti International S.A. each agree that this schedule 13G/A (including all amendments thereto) is filed by and on behalf of each such party.

Dated July 6, 2001


OLIVETTI S.p.A.

By:     E. Grigliatti
        (Corporate Secretary)


OLIVETTI INTERNATIONAL S.A.

By:     L. La Noce
        (Director)

        E. Bruin
        (Director)